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                                                                     EXHIBIT 6.4

             PURCHASE AGREEMENT BETWEEN OMICRON TECHNOLOGIES INC.,
                      AND KALEIDOSCOPE INTERNATIONAL LTD.
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                                                                     EXHIBIT 6.4

                                 PURCHASE AGREEMENT

  This agreement is made this 16th day of July 1999,

                                    BETWEEN

     OMICRON TECHNOLOGIES INC., (a Washington Corporation) having offices at
          114 W. Magnolia Street, Suite 400-128, Bellingham WA 98225.

                                       AND

        KALEIDOSCOPE INTERNATIONAL LTD. (a Belize Corporation) having an address of #1759, Belize City in the Country of Belize



WHEREAS, Kaleidoscope & Omicron desire to enter into a Purchase Agreement whereby Omicron will acquire, for common shares, the assets of Kaleidoscope listed in 1) which are primarily associated with Internet Bingo gaming.

1) The assets of Kaleidoscope are entirely free of any encumbrances and consist of the following:

   a) Three Universal Resource Locators with the names

            i)        maxumbingo.com
            ii)       maxument.com
            iii)      underheb.com

   b) Sony Digital Camera and cabling.

   c) Demonstration drivers for Java Camera.

   d) MaXuM Bingo html development software and design.

   e) A 300 megahertz Celeron computer with 96megabytes of RAM, 4.3 Gigabyte Harddrive, 24speed CD ROM, 17 inch monitor and all the peripherals including but not limited to all of the foregoing.

2) Omicron shall pay to Kaleidoscope 250,000 shares for the assets listed above, subject only to the trading and other restrictions on such shares normally required by the Securities and Exchange Commission of the United States.

3) Omicron shall obtain right of possession for these assets immediately upon signing of this agreement. If regulatory approval is not achieved within three months of the signing date, then this agreement shall become null and void


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   and all of the aforementioned assets shall become the property of
   Kaleidoscope.

4) Entire Agreement This Agreement reflects the final expression of the parties agreement and contains a complete and exclusive statement of the terms of that agreement, which such terms supercede all prior oral and written agreements or statements by and among the parties. There are no other agreements, representations, or warranties not set forth herein. No representation, statement, condition or warranty not contained in this Agreement not referred to herein or attached hereto will be binding on the parties or have any force or effect whatsoever.

5) Notices Any notice or other document to be given or to be served upon any party hereto in connection with this Agreement must be in writing (which may include facsimile) and will be deemed to have been given and received when delivered to the address given in this Agreement; or if none is specified, to the last known address of the party to receive the notice. Any party may at any time by giving five (5) days' prior written notice to the other party, designate any other address in substitution of the foregoing address to which such notice will be given.

6) Severability in any provision of this Agreement or the application of such provision to any person or circumstance shall be held invalid for any reason, the remainder of this Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid shall be unaffected by such holding. If the invalidation of any provision materially alters the Agreement of the parties, then the parties shall immediately adopt new provisions to replace those that were declared invalid.

7) Non-Waiver The failure of any party to insist upon prompt and punctual performance of any term or condition of this Agreement, or the failure of any party to exercise any right or remedy under the terms of this Agreement on any one or more occasions shall not constitute a waver of that or any other term, condition, right, or remedy on that or any subsequent occasion, unless otherwise expressly provided for herein.

8) Arbitration Except as otherwise provide for in this Agreement, any controversy or claim arising out of this Agreement, the interpretation of any of the provisions hereof, or the action, inaction or breach of any party hereunder shall be settled by binding arbitration in Washington State, U.S.A. Any award or decision obtained from any such arbitration shall be final and binding upon the parties, and judgement upon any award thus obtained may be entered in any court having jurisdiction thereof. There shall be one arbitrator, mutually agreeable to the parties, or if the parties cannot agree on an arbitrator, then an arbitrator shall be appointed by a court of competent jurisdiction. The loosing party shall pay all of the expenses of the arbitration. No action in law or in equity based upon any claim arising out of or related to this Agreement shall be instituted in any court by any party except (a) an action to compel


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    arbitration pursuant to this Agreement or (b) an action to enforce an award obtained in an arbitration proceeding in accordance with this Agreement.

9) Attorney's Fees In the event that any dispute between the parties should result in litigation or arbitration, the prevailing party in such litigation or arbitration shall be entitled to recover from the other party all reasonable fees, costs and expenses of enforcing any right of the prevailing party, including without limitation, reasonable attorney's fees, expert witness fees and expenses. Attorney fees and costs include costs for such items for any appeals. This paragraph shall remain independent from any judgement entered to enforce its terms, shall not merge therewith, and shall entitle the prevailing party to attorney's fees and costs incurred in connection with post judgement collection and enforcement efforts.

10) Additional documents and Acts Each party agrees to execute, acknowledge and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and the transactions contemplated hereby, and each party agrees to act in good faith and fair dealing in facilitating, maintaining and carrying out the duties and obligations of this Agreement.


IN WITNESS WHEREOF, the parties hereby execute this Agreement effective on the date first indicated above.


KALEIDOSCOPE                              OMICRON TECHNOLOGIES,
INTERNATIONAL LTD.                        INC.



By /s/ BRIAN SCHINDEL                     By /s/ BARRETT SLEEMAN
   --------------------------                ---------------------------
     Brian Schindel -                         Barrett Sleeman, President
     Authorized Signatory



Witness to the signature of               Witness to the signature of
    Brian Schindel                              Barrett Sleeman

/s/ [ILLEGIBLE]                           /s/ [ILLEGIBLE]
-----------------------------             -----------------------------




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